UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 23, 2017

DUCOMMUN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-08174	95-0693330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23301 Wilmington Avenue, Carson, California	90745-6209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 513-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

(a) On January 23, 2017, Ducommun Incorporated (the “Company”) entered into a Key Executive Severance Agreement with each of the following executive officers:

Name	Position
Anthony J. Reardon	Chairman
Stephen G. Oswald	Chief Executive Officer and President
Kathryn M. Andrus	Vice President, Internal Audit
Douglas L. Groves	Vice President, Chief Financial Officer and Treasurer
James S. Heiser	Vice President, General Counsel and Secretary
Amy Paul	Vice President, Legal
Jerry L. Redondo	Vice President, Operational Excellence
Rosalie F. Rogers	Vice President and Chief Human Resource Officer
Christopher D. Wampler	Vice President, Controller, and Chief Accounting Officer

The Key Executive Severance Agreements provide that if the employment of an executive officer is terminated without cause and not in connection with a change in control of the Company, except in the event of disability or death, the executive officer shall be entitled to receive payment of his or her full salary for a period of one (1) year (two (2) years in the case of Mr. Oswald), payment of the amount of any bonus for a past fiscal year which has not yet been awarded or paid, and continuation of benefits for a period of one (1) year (two (2) years in the case of Mr. Oswald). The Key Executive Severance Agreements also provide that if the employment of an executive officer is terminated without cause within three (3) months before or twenty-four (24) months after a change in control of the Company, except in the event of disability or death (a “Termination on Change in Control”), the executive officer shall be entitled to receive payment in a single lump sum of an amount equal to two (2) times the annual base salary of the executive officer immediately prior to the change in control, and two (2) times the target annual bonus of the executive officer under the Company’s bonus plan in effect during the year prior to the change in control. The Key Executive Severance Agreements further provide that in the event of a Termination on Change in Control (i) stock options become fully exercisable immediately, (ii) performance stock units become vested immediately based on the Company’s actual achievement with respect to performance-based vesting criteria for periods through the date of termination of employment, and the target number of shares for periods after the date of termination of employment, and (iii) restricted stock units vest immediately.

Under the Key Executive Severance Agreements, a change in control is deemed conclusively to have occurred in the event of certain tender offers, mergers or consolidations, the sale, exchange or transfer of substantially all of the assets of the Company, the acquisition by a person or group of certain percentages of the outstanding voting securities of the Company, the approval by the shareholders and consummation of a plan of liquidation or dissolution of the Company, or certain changes in the members of the Board of Directors of the Company.

Termination for cause is defined in the Key Executive Severance Agreements as termination of an executive officer’s employment by the Company upon (i) the willful and continued failure by the executive officer to substantially perform his or her duties with the Company other than any such failure resulting from his or her incapacity due to physical or mental illness, after a demand for substantial performance is delivered to the executive by the chief executive officer or the Compensation Committee which specifically identifies the manner in which the executive officer has not substantially performed his or her duties, or (ii) the willful engaging by the executive officer in misconduct which is materially injurious to the Company, monetarily or otherwise, and that constitutes on the part of the executive officer common law fraud or a felony. For purposes of this definition, no act or failure to act, on the executive officer’s part, is considered “willful” unless done, or omitted to be done, by the executive officer not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

In the event of a change in the executive officer’s position or duties, a reduction in the executive officer’s salary as increased from time to time, a removal from eligibility to participate in the Company’s bonus plan and other events as described in the Key Executive Severance Agreements, then the executive officer shall have the right to treat such event as a termination of his or her employment by the Company without cause and to receive the payments and benefits described above.

Item 1.02	Termination of a Material Definitive Agreement.

(a) On January 23, 2017, Key Executive Severance Agreements previously entered on the dates indicated below between Ducommun Incorporated and each of the following executive officers were terminated:

Name	Position	Date of Agreement
Anthony J. Reardon	Chairman	December 31, 2007
Kathryn M. Andrus	Vice President, Internal Audit	February 18, 2014
Douglas L. Groves	Vice President, Chief Financial Officer and Treasurer	February 18, 2014
James S. Heiser	Vice President, General Counsel and Secretary	December 31, 2007
Rosalie F. Rogers	Vice President and Chief Human Resource Officer	November 5, 2009

The prior Key Executive Severance Agreements were terminated as a condition to the Company entering into the Key Executive Severance Agreements described in Item 1.01(a) above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Key Executive Severance Agreement dated January 23, 2017 between Ducommun Incorporated and Stephen G. Oswald.

99.2 Form of Key Executive Severance Agreement between Ducommun Incorporated and each of its executive officers (except for Stephen G. Oswald).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCOMMUN INCORPORATED (Registrant)

Date: January 27, 2017	By:	/s/ James S. Heiser
James S. Heiser
Vice President and General Counsel